FOR IMMEDIATE RELEASE

Mark Manion to retire as Norfolk Southern executive vice president and chief operating officer

NORFOLK, Va., Sept. 22, 2015 – Mark D. Manion, executive vice president and chief operating officer for Norfolk Southern Corp. (NYSE: NSC), has announced his intention to retire effective Feb. 1, 2016, President and CEO James A. Squires said today.

“Mark’s contributions to Norfolk Southern’s operations and culture have been extraordinary,” said Squires. “His ideas and initiatives have impacted every NS employee and every NS customer.”

As COO, Manion has promoted improvements in the railroad’s ability to capture, synthesize, and report metrics that reflect the network’s timeliness and reliability. He has supported research and implementation of groundbreaking initiatives such as the Unified Train Control System and Movement Planner to reduce traffic congestion, LEADER technology to boost fuel efficiency, and locomotive rebuilds to reduce operating costs.

Manion has had a profound influence not just on the work that is done, but on the way in which it is done. He has led the implementation of a behavior-based management approach that develops leadership in employees at every level and that is bringing real change to Norfolk Southern’s culture. In addition, he has championed new approaches to workplace and operational safety that emphasize personal responsibility.

“Mark’s leadership is characterized by big ideas and big results,” Squires said.

Manion joined NS in 1975 as a management trainee. He served in a range of operations positions, including trainmaster, superintendent, general manager, vice president mechanical, and senior vice president transportation operations before in 2004 being named executive vice president operations with responsibility for transportation, mechanical, engineering, safety and environmental, and other employees who together represent the majority of NS’ workforce.

Manion serves as a director of the National Safety Council and is past chair of the Safety and Operations Management Committee of the Association of American Railroads. His longstanding commitment to safe rail operations is reflected in statements he made to a key committee of the U.S. House of Representatives in 2011. “Pursuing safe rail operations is not an option, it’s an imperative,” he said. “It makes business sense, and it’s the right thing to do. Railroads are at the forefront of advancing safety.”

Manion also serves as a director of the Transportation Technology Center Inc. and the United Way of South Hampton Roads.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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